Dailey J. Berard                               Pete Roman
Chief Executive Officer                        Chief Financial Officer
(337) 367-8291                                 (337) 373-5506

FOR IMMEDIATE RELEASE


New Iberia, La. -- (Business Wire) -- October 3, 2000 -- UNIFAB International, Inc. (NASDAQ:UFAB) today announced the completion of a private placement of 1.3 million shares of its common stock for $12.35 million, approximately $11.73 million net of selling commissions. The Company also issued to Morgan Keegan & Company, Inc., the placement agent, a warrant to purchase 60,000 shares at $9.50 per share. UNIFAB will use the net proceeds of the offering to repay borrowings under its credit facility. With the completion of the private placement, UNIFAB has a total of 8,125,950 shares of common stock outstanding.

"UNIFAB will now have the additional working capital that we expect to need as a result of anticipated increased customer orders and increased business," said Dailey Berard, UNIFAB International, Inc. President, CEO and Chairman of the Board.

UNIFAB International, Inc. is an industry leader in the custom fabrication of topsides facilities, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems, refurbishes and retrofits existing jackets and decks, provides design, repair, refurbishment and conversion services for oil and gas drilling rigs and performs offshore piping hook-up and platform maintenance services. Dailey Berard serves as a commissioner on a number of committees and task forces that are working to improve training and education of the workforce in Louisiana.

Statements in this press release as to anticipated increased customer orders and increased business are forward-looking statements that are dependent on, among other factors, the level of capital spending of oil and gas companies and the Company's ability to obtain such orders through competitive bidding. Variations in these factors could cause actual results to differ materially from those that we anticipate.